SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 6, 2014
Body Central Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-34906	14-1972231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6225 Powers Avenue Jacksonville, FL		32217
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number including area code: (904)- 737-0811
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Entry Into $17 Million Senior Secured Credit Facility
On February 6, 2014, Body Central Corp., a Delaware corporation (the “Company”), and its subsidiaries, Body Central Stores, Inc., a Florida corporation, Body Central Direct, Inc., a Florida corporation, and Body Central Services, Inc., a Florida corporation (collectively, the “Borrowers” and, together with the Company, the “Loan Parties”) entered into a new asset based Credit Agreement (the “New Credit Agreement”), among the Loan Parties, the lenders from time to time party thereto, and Crystal Financial LLC (“Crystal”), as administrative and collateral agent. The Company is a guarantor of the Borrowers’ obligations under the New Credit Agreement.
The New Credit Agreement provides for a $17 million senior secured credit facility, which includes a term loan facility of $12 million advanced on the closing date (the “Term Loan Facility”), a revolving credit facility of $5 million that was not drawn upon on the closing date (the “Revolving Facility”) and an uncommitted term loan facility of up to $7 million (the “Uncommitted Facility”). The New Credit Agreement will mature on February 6, 2017. Proceeds of the Term Loan Facility were used to pay all amounts owed under and retire the Company’s prior credit facility (as further discussed below), to pay certain related fees and expenses, to fund working capital and for other corporate purposes.
Borrowings under the New Credit Agreement will bear interest at the 90-day LIBOR rate plus 8.0%. The continuing availability of the loans extended under Term Loan Facility and the amounts committed under the Revolving Facility is subject to maintenance of specified borrowing base requirements. The New Credit Agreement is secured by substantially all of the Loan Parties’ assets. The Loan Parties are subject to an unused facility fee of 0.50% on the unused portion of the Revolving Facility. An early termination fee of the greater of a make-whole amount and 3.00% applies if the Term Loan Facility is prepaid or if the commitments under the Revolving Facility are permanently reduced within the first year; a 2.00% fee is applicable if such a prepayment or permanent reduction occurs during the second year. There is no such fee payable after the second year.
The New Credit Agreement includes standard terms and conditions, limitations and specified exclusions with regard to the ability of the Company and the Borrowers to, among other things: incur debt and contingent obligations; create liens; sell, transfer, license, lease or otherwise dispose of property; expand or contract their retail operations beyond certain specified levels; make investments, loans and advances; engage in certain mergers and consolidations; issue equity securities; engage in speculative transactions; make distributions and dividends; and engage in transactions with affiliates.

The New Credit Agreement contains certain events of default (subject to specified thresholds and, in certain cases, cure periods), including among other things: nonpayment of principal and other amounts when due; breach of covenants; inaccuracy of representations and warranties; cross-default and/or cross-acceleration to other indebtedness of any Loan Party or its subsidiary; certain bankruptcy or insolvency events; the inability of any Loan Party or its subsidiary to pay debts or the issuance of a writ of attachment or similar process against any material part of any Loan Party’s property; material judgments against any Loan Party; certain ERISA events; actual or asserted invalidity of any loan document; change of control of any Loan Party; the cessation of business of any Loan Party; uninsured losses to any material portion of the collateral; the breach by any Loan Party or its subsidiary of any of its material contractual obligations; and felony indictments or convictions of, or governmental charges against, any Loan Party or its director or senior officer. If an event of default occurs and is continuing under the New Credit Agreement, the lenders thereunder may, among other things, terminate their obligations to lend under the New Credit Agreement and require the Loan Parties to repay all amounts owed thereunder.
Termination of BB&T Credit Facility
The New Credit Agreement replaces the Loan Parties’ $5 million line of credit, dated as of January 20, 2012, and amended and restated as of March 6, 2013, among the Loan Parties and Branch Banking and Trust Company (the “BB&T Credit Facility”), which was set to mature on March 5, 2015. There were no material early termination penalties associated with the termination of the BB&T Credit Facility.
Item 1.02 Termination of Material Definitive Agreement.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” with respect to the termination of the BB&T Credit Facility is incorporated herein by this reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by this reference.
Item 3.03 Material Modification to Rights of Security Holders.
The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by this reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1 Credit Agreement, dated as of February 6, 2014, among Body Central Corp., the other Borrowers party thereto, Crystal Financial LLC and other signatories thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY CENTRAL CORP.
(registrant)

February 7, 2014	By:	/s/ Tom Stoltz
Tom Stoltz
Chief Operating Officer and Chief Financial Officer